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                                                                    Exhibit 10.1


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
Public Relations Contact:         Company Contact:                   Investor Relations Contact:
Adam Mazur                        Dennis E. Valentine                Tim Clemensen
Rubenstein Public Relations       Chief Financial Officer            Rubenstein Investor Relations
(212) 843-8073                    (760) 602-3292                     (212) 843-9337
amazur@rubensteinpr.com           www.jmar.com                       tclemensen@rubensteinir.com
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FOR IMMEDIATE RELEASE


                JMAR FOUNDER, JOHN S. MARTINEZ TO RETIRE AS CEO,
                            WILL CONTINUE AS DIRECTOR


     - LED DEVELOPMENT OF PIONEERING NEXT-GENERATION LITHOGRAPHY TECHNOLOGY


SAN DIEGO, CALIFORNIA (JULY 19, 2002) -- JMAR TECHNOLOGIES, INC. (NASDAQ NM:
JMAR), a leading developer and supplier of precision systems for the microelectronics industry, announced today the retirement as CEO of John S. Martinez, Ph.D., its principal founder. He has served as the Company's Chairman and CEO since its formation in 1987 and will continue to serve in his current position until August 15, 2002. The Company has retained a Silicon Valley-based executive search firm to identify and evaluate qualified applicants not currently affiliated with JMAR for the position of CEO. If no such applicant is selected and available by August 16th, Joseph G. Martinez, JMAR's Senior Vice President and General Counsel has been selected by the Directors to serve as Interim CEO until a permanent CEO is elected. In anticipation of the succession, JMAR has re-scheduled its annual shareholders meeting from its usual August date to later in the year.

Commenting on his decision to retire, Dr. Martinez said, "Founding and building a world-class "advanced light" science and technology team at JMAR over these last 15 years has been a tremendously rewarding experience for me. I will miss the close working relationships that have developed within the JMAR family over that time as, together, we pushed forward the frontiers of advanced light technology. I believe now is a good time for me to step-back, pass the baton and let some of our younger folks, under a vigorous new leader, take over for the next phase of the transition of our technology to commercialization."

"Fourteen years ago, our Collimated Plasma Lithography (CPL) program began at JMAR Research, as little more than a concept for a new X-ray light source. Along the way, we developed a leading-edge lithography light source technology and acquired SAL/NanoLithography -- now called JMAR/SAL or JSAL, the world's most experienced X-ray lithography stepper system company. Today, we are on the verge of providing industry with a revolutionary next-generation system that will make possible the cost-


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effective production of ever-smaller, more powerful semiconductors. This is a tremendous accomplishment in which all of us here at JMAR can take a great deal of pride.

"I am also very pleased to note that, although we have yet to fully finalize our financials for the recently completed June 30, 2002 quarter, it is quite clear that even with the shutdown of our chip business at JSI, we will be reporting a dramatic increase in JMAR's sales revenue for that period," Dr. Martinez said. "We estimate sales revenue in that quarter to be in excess of $6 million, which makes it JMAR's strongest sales quarter since 1999. Sales in the 2002 quarter are expected to be more than 80% greater than the comparable quarter last year, and in excess of 30% higher than the first quarter of this year."

Speaking for JMAR's Outside Board Members, Vernon Blackman, Ph.D. added, "We wish to thank Jack for the outstanding leadership he has given JMAR over the years. His dedication, vision and drive have been key as the Company grew from a small laser manufacturer into one of the world's leading developers of next-generation lithography solutions."

Martinez concluded, "Finally, I wish to extend my warmest personal thanks to all JMAR management and employees, whose commitment and hard work have been the driving force behind JMAR's growth over the years and whose camaraderie have made my time at the Company so rewarding. I also wish to thank our loyal shareholders for their patience, their enthusiasm and their support, and the JMAR Board of Directors for their oversight of a very complex, high technology business with great upside potential."

JMAR Technologies, Inc., is the world's leading developer and manufacturer of collimated laser plasma lithography sources and systems and X-ray lithography stepper systems for the semiconductor industry and is a leading developer of proprietary advanced laser, one nanometer and EUV light sources for other high-value microelectronics applications. In addition, JMAR provides semiconductor process technologies and services and manufactures precision measurement, positioning and light-based manufacturing systems for inspection, repair and fabrication of semiconductors, data storage devices, biomedical and optical communications products.

The statements herein regarding JMAR's expectations for future sales and potential business opportunities are forward-looking statements based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks include the failure of future orders to materialize as expected, delays in development, shipment or production, parts and labor shortages, cancellation or re-scheduling of orders, the inability to obtain financing when required on terms acceptable to the Company, delays in funding of third-party contracts, including the funding of U.S. Government contracts, and the other risks detailed in the company's 2001 Form 10-K and other reports filed with the SEC.